Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE PROVIDES PROGRAM UPDATE AND 2010 MILESTONES FOR RG7227 (ITMN-191)

BRISBANE, Calif., January 11, 2010 — InterMune, Inc. (Nasdaq: ITMN) today provided an update on its development program for protease inhibitor RG7227 (formerly referred to as ITMN-191) for the treatment of patients chronically infected with the hepatitis C virus (HCV). The company also reported guidance for the 2010 milestones and key events for RG7227.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune, said, “Today we reported preliminary, top-line results from two cohorts of the Phase 1b, 15-day study of low-dose RG7227 co-administered with low-dose ritonavir and standard of care (SOC) in patients with chronic HCV. The majority of patients given ritonavir with 100mg RG7227 twice-daily or 200mg RG7227 once-daily were HCV RNA negative at the end of therapy. The ritonavir-boosted regimen provided a more favorable pharmacokinetic profile than what has been previously observed for 900mg RG7227 administered twice-daily with SOC but without ritonavir. In view of these data, our plan is that the development of RG7227 will be in combination with ritonavir.”

Clinical Development Highlights and Recent Events

(RG7227)

•

Enrollment began in August 2009 of the company’s Phase 2b study of RG7227 in combination with PEGASYS® (pegylated interferon alfa-2a) and COPEGUS® (ribavirin), one of the options for the current standard of care (SOC) in HCV. The Phase 2b trial was designed to study both twice-daily (600mg and 900mg q12h) and three-times-daily regimens (300mg q8h) and both 12-week and 24-week treatment durations. On November 17, 2009, InterMune announced that three patients in the blinded 900mg q12h dosage cohort experienced an ACTG Grade 4 elevation in ALT levels, one of whom experienced an elevation of total bilirubin while also receiving concomitant allopurinol. After their review of un-blinded data from these patients, the study’s independent Data Monitoring Committee (DMC) recommended that the 900mg q12h cohort be discontinued and that all other cohorts of the study continue. The companies accepted the DMC’s recommendations. Enrollment of all remaining cohorts was completed in November of 2009.

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The company reported top-line results of a Phase 1 study of ritonavir-boosted RG7227 in healthy volunteers. Ritonavir is an antiviral compound commonly used at low, sub-therapeutic doses to enhance or “boost” the pharmacokinetic (PK) profiles of protease inhibitors. The results of this study demonstrated that the co-administration of low-dose ritonavir increased RG7227 concentration 12 hours post dose by 18 times, with the effect on Cmin being roughly 6 times and 3 times greater than the effect on Cmax and AUC, respectively. These results guided the selection of the substantially lower doses of RG7227 investigated in the Phase 1b MAD study in HCV patients.

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The company reported preliminary, top-line results of a Phase 1b multiple-ascending-dose (MAD) study that was initiated in September 2009 to evaluate low doses of once-daily and twice-daily RG7227 co-administered with low-dose ritonavir in combination with SOC for 15 days in treatment-naïve HCV-infected patients. This study is examining the following three dosage regimens of RG7227, each with SOC and 100mg twice-daily ritonavir:

•	100mg twice-daily RG7227

•	200mg once-daily RG7227

•	200mg twice-daily RG7227

Preliminary viral kinetic data from the first two cohorts of this study indicate that in the presence of SOC, the majority of patients achieved an undetectable level of HCV RNA after 15 days of treatment. The pharmacokinetic profile of ritonavir-boosted RG7227 was more favorable and less variable than that observed in previously reported studies conducted with much higher doses of un-boosted RG7227. No drug related serious adverse events have been reported to date. The companies hope to present the results from this study at a medical conference in the first half of 2010.

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Based upon these results, the company’s plan is that the development of RG7227 will be in combination with low-dose ritonavir. Accordingly, the previously planned 24-week un-boosted part of the on-going Phase 2b triple combination study will now be replaced with a Phase 2b ritonavir-boosted study that is expected to begin in Q3 of 2010. As a result of not conducting Part B of the Phase 2b study, the company will un-blind the Part A 12-week cohorts earlier than originally planned and expects to provide both 4-week RVR data and 12-week EVR data late in the first quarter or early in the second quarter of 2010. In addition, the companies plan to amend the on-going Phase 1b MAD 15-day ritonavir boosting study to evaluate 12 weeks of RG7227 ritonavir-boosted therapy plus SOC.

2010 Key Project Guidance

The company provided the following guidance on the development timelines for RG7227.

Milestones and Key Events	Expected Date
Un-blinded rapid virologic response (RVR) and early virologic response (EVR) data from the on-going Phase 2b study of RG7227 plus SOC (un-boosted 12-week regimens)	Late Q1 or early Q2 2010 (updated guidance with additional data reported)

Initiation of INFORM-2 program (ritonavir-boosted RG7227 plus RG7128)	Q1 2010: Timing subject to change due to integration of new ritonavir boosting strategy

Initiation of longer duration DAA study to evaluate SVR (ritonavir boosted)	Q2 2010: Timing subject to change due to integration of new ritonavir boosting strategy

Initiation of Phase 2b study of ritonavir-boosted RG7227 plus SOC	Q3 2010 (new study)

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has an R&D portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes pirfenidone for which InterMune has completed a Phase 3 program in patients with IPF (CAPACITY) and a New Drug Application (NDA) is currently under Priority Review by the FDA. The hepatology portfolio includes the HCV protease inhibitor compound RG7227 (ITMN-191) which entered Phase 2b in August of 2009 and a second-generation HCV protease inhibitor research program. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated product development timelines, the dates on which clinical data will be released and intended changes to certain of InterMune’s clinical studies. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 16, 2009 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) risks related to the long, expensive and uncertain clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues or delays in anticipated timing of the regulatory approval process; (ii) risks related to failure to achieve the clinical trial results required to commercialize our product candidates; and (iii) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

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